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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Thorpe                             Kim                          D.
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   (Last)                            (First)                      (Middle)

                                225 Water Street
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                                    (Street)

   Jacksonville                        FL                   32202
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

                         FPIC Insurance Group, Inc. (FPIC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
________________________________________________________________________________
4.   Statement for Month/Year

                                December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

              Executive Vice President and Chief Financial Officer
              ----------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                   5.            6.
                                             2A.                    4.                             Amount of     Owner-
                                             Deemed                 Securities Acquired (A) or     Securities    ship
                                             Execu-                 Disposed of (D)                Beneficially  Form:    7.
                                             tion                   (Instr. 3, 4 and 5)            Owned at End  Direct   Nature of
                               2.            Date,      3.           ----------------------------  of Issuer's   (D) or   Indirect
1.                             Transaction   if any     Transaction                  (A)           Fiscal Year   Indirect Beneficial
Title of Security              Date          (Month/    Code           Amount        or     Price  (Instr. 3     (I)      Ownership
(Instr. 3)                     (mm/dd/yy)    Day/Year)  (Instr. 8)                   (D)           and 4)        (Instr.4)(Instr. 4)
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Common Stock(1)                10/01/02                 I              622           D      $8.93  7,247         D
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*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                            9.       10.
                                                                                                            Number   Owner-
                                                                                                            of       ship
                  2.                                                                                        Deriv-   of
                  Conver-                          5.                              7.                       ative    Deriv-  11.
                  sion                             Number of                       Title and Amount         Secur-   ative   Nature
                  or               3A.             Derivative   6.                 of Underlying    8.      ities    Secur-  of
                  Exer-            Deemed          Securities   Date               Securities       Price   Bene-    ity:    In-
                  cise     3.      Ex-             Acquired (A) Exercisable and    (Instr. 3 and 4) of      ficially Direct  direct
                  Price    Trans-  ecution 4.      or Disposed  Expiration Date    ---------------- Deriv-  Owned    (D) or  Bene-
1.                of       action  Date,   Trans-  of (D)       (Month/Day/Year)           Amount   ative   at End   In-     ficial
Title of          Deriv-   Date    if any  action  (Instr. 3,   ----------------            or      Secur-  of       direct  Owner-
Derivative        ative    (Month/ (Month/ Code    4 and 5)     Date     Expira-           Number   ity     Year     (I)     ship
Security          Secur-   Day/    Day/    (Instr. ------------ Exer-    tion               of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)        ity      Year)   Year)   8)       (A)   (D)   cisable  Date     Title    Shares   5)      4)       4)      4)
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Explanation of Responses:

(1) Represents a Discretionary Transaction in a Qualified Plan (401k), as both terms are defined by Rule 16b-3(b) under the Securities Exchange Act of 1934 (the "Act"); and therefore, is exempt from the short-swing provisions of Section 16(b) of the Act.



        /s/ Roberta Goes Cown                               February 14, 2003
---------------------------------------------            -----------------------
      As Power of Attorney                                        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.